Exhibit 99.6

GREAT ELM CAPITAL CORP. CONTINUES SPECIALTY FINANCE EXPANSION, LAUNCHES A JOINT VENTURE WITH UTICA LEASECO, LLC

WALTHAM, Mass., March 4, 2022 (GLOBE NEWSWIRE) - Great Elm Capital Corp. (“we,” “us,” “our,” or “GECC”) (NASDAQ: GECC), a business development company, today announced that it has launched Great Elm Utica, LLC (“GEU”), a joint venture between GECC and Utica Leaseco, LLC (“Utica”), to co-invest in proprietary equipment financing transactions sourced by Utica.

Founded in 2005, Utica provides customized equipment loan and lease options for businesses of all sizes throughout the continental U.S.  With unique knowledge of equipment values and creative structuring, Utica specializes in helping credit-challenged companies unlock the equity in their equipment. Utica’s management team has over 100 years of combined experience in lending, financial services, and equipment finance.

The transaction remains subject to the approval of Utica’s senior lender.

Management Commentary
Michael Keller, President of Great Elm Specialty Finance, stated, “We are pleased to announce this joint venture with Utica, which enhances our ability to offer one-stop-shop financing alternatives for small and mid-sized businesses. We look forward to working with the Utica team to grow GEU as we continue to expand GECC’s specialty finance platform.”

David Levy, Co-Founder and CEO of Utica and President of GEU, noted, “We are excited to enter into this joint venture with GECC and believe that this vehicle will allow us to offer additional products to middle market businesses, and, with GECC’s access to capital, execute on larger equipment financing transactions.”

About Utica Leaseco and Utica Equipment Finance, LLC
Founded in 2005, Utica is a leading provider of lending, financial services, and equipment finance.

About Great Elm Capital Corp.
Great Elm Capital Corp. is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses. Additional information can be found at www.greatelmcc.com.

Cautionary Statement Regarding Forward-Looking Statements
Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Media & Investor Contact:

Investor Relations
+1 (617) 375-3006
investorrelations@greatelmcap.com